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                                                                  Exhibit (H)(3)

              Amendment No. 1 to Administrative Services Agreement

Effective May 13, 2002, Loomis Sayles Investment Trust, a Massachusetts business trust (the "Trust"), and Loomis, Sayles & Company, L.P., a Delaware limited partnership ("Loomis"), hereby agree that Section 3(a) of the Administrative Services Agreement (the "Agreement") dated May 16, 2000, by and between the Trust and Loomis is hereby amended to state:

                   "For the services provided by Loomis hereunder, the Trust shall pay Loomis a monthly administrative fee at the annual rate of .035% of each Fund's average daily net assets."

All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 on the day and year first above written.

LOOMIS SAYLES INVESTMENT TRUST,

By:  /s/DANIEL J.  FUSS
     ----------------------
     Daniel J. Fuss
     President

LOOMIS, SAYLES & COMPANY, L.P.,

By:  LOOMIS, SAYLES & COMPANY, INC.,
      Its General Partner,

By:  /s/MARK W. HOLLAND
     ----------------------
     Mark W. Holland
     Vice President

A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers, or shareholders individually, but are binding only upon the assets and property belonging to the Trust.